Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:

Renee Svec	Cindy Williams
Director—Marketing & Communications	Manager—Investor Relations
727.214.3411, ext. 212	727.214.3411, ext. 260
rsvec@FADV.com	clwilliams@FADV.com

ISABELLE THEISEN JOINS FIRST ADVANTAGE AS

CHIEF SECURITY OFFICER

ST. PETERSBURG, Fla., Oct. 20, 2005—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced that Isabelle Theisen has joined the company’s executive management team as chief security officer.

In this newly created position, Theisen will report to Anand Nallathambi, president of First Advantage Corporation and will serve as the primary point of contact for security and privacy related issues across all First Advantage business lines. She will work closely with First Advantage management, legal counsel and information technology teams to maintain and enhance processes and procedures to safeguard business information and assets.

“First Advantage is dedicated to maintaining a business environment enabling customers to have confidence that their business dealings and consumer privacy issues will be conducted with an appropriate level of security, privacy and confidentiality,” said Nallathambi. “The addition of Ms. Theisen’s experience in the capacity of CSO provides a new level of oversight and focus to existing security measures companywide.”

Prior to joining First Advantage, Theisen’s career experience includes vice president of information security for Warner Bros., as well as security positions with both Universal Studios and American Express. She began her security audit and consulting career with Ernst & Young in Los Angeles before transferring to international venues in Paris and Sydney.

Theisen received her Masters degree in Business from California State Polytechnic University. Her undergraduate work was started at the Université de Tours, France, and completed at the University of Utah.

Theisen will work from First Advantage’s offices in Poway, Ca.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of business credit

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Isabelle Theisen Joins First Advantage as Chief Security Officer

information in the transportation industry; consumer credit information in the mortgage, automotive and subprime markets; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 3,700 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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